Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX COMPLETES SYMPHONY DYNAMO ACQUISITION

$20 Million Cash Proceeds To Support HEPLISAV Registration Trials

BERKELEY, CA – January 4, 2010 – Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that stockholders approved the acquisition of Symphony Dynamo, Inc. (SDI), including approximately $20 million in cash and all rights to Dynavax’s hepatitis C and cancer therapy programs.

Dynavax expects the proceeds from this transaction to contribute significantly toward the completion of its registration trials for HEPLISAV(TM), the Company’s investigational adult hepatitis B vaccine.

In November 2009, Dynavax and Symphony Capital Partners, L.P. (Symphony) announced new terms to satisfy the exercise price for Dynavax’s option to acquire SDI. Under this agreement, Dynavax:

  Acquired approximately $20 million in cash held by SDI, and issued to Symphony 13 million shares of Dynavax Common Stock
  Issued 5-year warrants to Symphony for 2 million shares of Dynavax Common Stock at an exercise price of $1.94 per share and cancelled Symphony’s currently outstanding warrants for 2 million shares
  Reacquired the rights to Dynavax’s proprietary technology for its hepatitis C and cancer therapies. If Dynavax partners these programs, Symphony will receive 50% of the first $50 million from any potential upfront and development milestones received.
  Deferred a $15 million obligation due to Symphony by 20 months (until December 31, 2012) and converted the obligation previously payable solely in cash, to payable in stock and/or cash at Dynavax’s election

Following this transaction, Symphony and its co-investors own approximately 24% of total Dynavax Common Stock outstanding. Dynavax has expanded its Board of Directors to include Mark Kessel, Partner, Symphony Capital LLC. As part of the agreement, one independent Director acceptable to both Symphony and Dynavax will be appointed, as long as Symphony’s ownership exceeds more than 10% of the total Dynavax Common Stock outstanding.

Wedbush PacGrow Life Sciences acted as advisor to Dynavax in this transaction.

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About Symphony Dynamo, Inc. (SDI)

SDI was capitalized with $50 million in April 2006 by Symphony Capital Partners, LP and its co-investors to advance certain of Dynavax’s programs for hepatitis B, hepatitis C, and cancer therapies. In April 2007, Dynavax exercised its option to purchase the hepatitis B therapy program.

About Symphony Capital LLC

Symphony Capital LLC is a private equity firm dedicated to collaborating with leading innovative biopharmaceutical companies, helping them capture more of the value in their most important clinical development programs. Symphony’s unique investment strategy brings a combination of dedicated capital, deep industry expertise and tailored investment structures to biopharmaceutical companies with compelling pipelines of products in all stages of clinical development. Additional information about Symphony is available at www.symphonycapital.com.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information, visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties, including the expected use of proceeds from the acquisition of Symphony Dynamo, Inc. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, whether the studies can support registration for commercialization of HEPLISAV, initiation and completion of clinical trials of the Company's other product candidates; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to complete the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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